As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	65-0159115
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14921 Chestnut Street Westminster, California 92683
(Address of Principal Executive Offices)

BIOLARGO, INC. 2018 EQUITY INCENTIVE PLAN
(Full title of the plan)

Agents and Corporations, Inc. 1201 Orange Street, Suite 600 Wilmington, DE 19801
(Name and address of agent for service)
(302) 575-0877
(Telephone number, including area code, of agent for service)

Copy to: Christopher A. Wilson, Esq. Wilson & Oskam, LLP 9110 Irvine Center Drive Irvine, CA 92618 Tel: (949) 752-1100/Fax: (949) 752-1144 cwilson@wilsonoskam.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the deﬁnitions of “large accelerated ﬁler,” “accelerated ﬁler,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock	40,000,000 shares	$0.42	$16,798,000	$2,091.35

________________________________________

(1)

Represents the maximum number of shares of common stock of the registrant, $0.00067 par value per share, issuable pursuant to the BioLargo, Inc. 2018 Equity Incentive Plan (the “Plan”) being registered hereon.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock as may become issuable under the Plan as a result of the anti-dilution adjustment provisions of the Plan.

(3)

The registration fee of $2,091.35 for the 40,000,000 shares of common stock that are being registered pursuant to this Registration Statement was calculated as follows: Under the Plan, because none of the shares that are being registered hereunder are subject to outstanding options and the offering price therefore is not known, the proposed maximum offering price per share and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon a price of $0.42, which is the average of the bid and asked prices of the Company’s common stock on June 15, 2018, a date within 5 business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by BioLargo, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference:

1.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 16, 2018, including all material incorporated by reference therein from the Registrant’s Proxy Statement filed with the Commission on April 4, 2018;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 14, 2018, including all material incorporated by reference therein; and

3.	The Company’s Current Reports on Form 8-K filed May 9, 2018, May 23, 2018, May 29, 2018, and June 6, 2018, including all material incorporated by reference therein.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We may enter into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements would require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. As of the date of this prospectus, our company has not entered into any indemnification agreement with any of its directors or officers, except for Mr. Strommen.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

1.	The Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

2.     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, California, on this 21st day of June, 2018.

BIOLARGO, INC.

/s/ DENNIS P. CALVERT
By:
Dennis P. Calvert President and Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dennis P. Calvert such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on such person’s behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis P. Calvert	Chief Executive Officer, President, Chairman, Director, Principal Executive Officer	June 22, 2018
Dennis P. Calvert
/s/ Charles K. Dargan II	Chief Financial Officer (principal financial officer and principal accounting officer)	June 22, 2018
Charles K. Dargan II
/s/ Kenneth R. Code	Chief Science Officer, Director	June 22, 2018
Kenneth R. Code
/s/ Joseph L. Provenzano	Executive Vice President, Corporate Secretary, Director	June 22, 2018
Joseph L. Provenzano
/s/ Jack B. Strommen	Director	June 22, 2018
Jack B. Strommen
/s/ Dennis E. Marshall	Director	June 22, 2018
Dennis E. Marshall
/s/ Kent C. Roberts III	Director	June 22, 2018
Kent C. Roberts III
/s/ John S. Runyan	Director	June 22, 2018
John S. Runyan

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1*	2018 Equity Incentive Plan
4.2*	Notice of Restricted Stock Unit Award under 2018 Equity Incentive Plan
4.3*	Restricted Stock Unit Agreement under 2018 Equity Incentive Plan
4.4*	Notice of Stock Option Grant under 2018 Equity Incentive Plan
4.5*	Stock Option Award Agreement under 2018 Equity Incentive Plan
5.1*	Opinion of counsel
23.1*	Consent of Haskell & White LLP.
23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page)

* Filed herewith